Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR (Media)	FOR IMMEDIATE RELEASE
	513 534-4153	November 28, 2005
Bradley S. Adams (Analysts)
(513) 534-0983

Fifth Third Announces Management Change

Cincinnati – Fifth Third Bancorp announced that Neal Arnold, Executive Vice President of Fifth Third Bancorp and Fifth Third Bank, has resigned, effective today. Mr. Arnold had served as executive in charge of the Company’s investment advisor, payment processing, mortgage and consumer lending businesses. Those businesses will report to George A. Schaefer, Jr., President and CEO of Fifth Third.

Mr. Schaefer said, “We thank Neal for his service. I look forward to working with the business line heads as they continue to execute their strategic plans.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $104.6 billion in assets, operates 19 affiliates with 1,105 full-service Banking Centers, including 121 Bank Mart® locations open seven days a week inside select grocery stores and 2,003 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain among the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.” Member FDIC.

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